Exhibit 14.1

CODE OF ETHICS

The following principles guide our business practices:

●	Honesty—Demonstrate honesty and high ethical standards in all business dealings.

●	Respect—Treat customers, partners, suppliers, employees, and others with respect and courtesy.

●	Confidentiality—Protect our confidential information and the information of our customers, partners, suppliers, and employees.

●	Compliance—Ensure that business decisions comply with applicable laws and regulations.

Our business conduct policy applies to all employees and provides a standard guide for what is required of all employees. Relevant sections also apply to members of our Board of Directors.

Your Responsibilities and Obligation to Take Action

Everything we do is a reflection of Formation Minerals, Inc. (“Formation Minerals”). We expect you to:

●	Follow the Policy. Comply with the letter and spirit of our business conduct policy and all applicable legal requirements.

●	Speak up. If you see or hear of any violation of our business conduct policy, other policies, or legal or regulatory requirements, you must notify a member of the Board of Directors.

●	Use good judgment and ask questions. Apply good principles of business conduct and review our policies and legal requirements. When in doubt about how to proceed, discuss it with a member of the Board of Directors,

Any failure to comply with our business conduct policy—or failure to report a violation—may result in disciplinary action, up to and including termination of employment.

You are also required to fully cooperate in any investigation, and keep any information shared with you confidential to safeguard the integrity of the investigation.

Reporting a Concern

To report a concern or ask a question about our business conduct policy, you can contact a member of the Board of Directors by phone or email. Contact details are provided at the end of this business conduct policy

Your information will be shared only with those who have a need to know to help answer your questions or investigate concerns, ensure the prompt enforcement of this policy, and, if appropriate, determine disciplinary action. If your information involves accounting, finance, or auditing, the law may require that necessary information be shared with the Audit and Finance Committee of the Board of Directors.

No Retaliation

Formation Minerals will not retaliate—and will not tolerate retaliation—against any individual for reporting a good-faith concern or complaint to a member of the Board of Directors or our legal counsel or for participating in the investigation of a concern or complaint. We do not tolerate knowingly false reporting.

Your Rights as an Employee

While we expect employees to follow the business conduct policy, nothing in this policy should be interpreted as being restrictive of your right to speak freely about your wages, hours, or working conditions.

Workplace Behaviors

Drugs and Alcohol

Formation Minerals cares about the health and safety of our employees. You are expected to comply with our guidelines regarding alcohol, drugs, and smoking, whether it is in the workplace, at events we sponsor or while conducting Formation Minerals business. You are not permitted to be under the influence of any legal or illegal drug that impairs your ability to perform your job, and employees are prohibited from manufacturing, soliciting, distributing, possessing, or using any illegal drugs or substances in the workplace, or while working. Use good judgment and keep in mind that you are expected to perform to your full ability at work.

Environment, Health, and Safety (EH&S)

We are committed to protecting the environment, health, and safety of our employees, customers, and the global communities where we operate.

While we do not have an EH&S team to provide guidance on how to conduct your job while meeting or exceeding all applicable environmental, health, and safety requirements, we will answer any questions you may have regarding these issues. Use good judgment and always put the environment, health, and safety first.

Harassment and Discrimination

Formation Minerals is committed to providing a workplace free of harassment (including sexual harassment) or discrimination based on a personal trait. Personal traits include race, color, ancestry, national origin, religion, creed, age, mental and physical disability, sex, gender, sexual orientation, gender identity or expression, medical condition, genetic information, marital status, military or protected veteran status, or any other characteristic protected by law.

We are dedicated to maintaining a creative, culturally diverse, and supportive work environment, and do not tolerate discrimination or harassment of employees or non-employees with whom we have a business, service, or professional relationship. This applies to all interactions where you represent Formation Minerals, including interactions with employees, customers, suppliers, and applicants for employment.

If you have been harassed or discriminated against, or have witnessed such behavior, report the incident to anyone on the Board of Directors or our legal counsel. We also do not tolerate workplace violence of any kind.

Protecting Formation Minerals

Protecting Formation Minerals’s Assets and Information

You play a key role in helping us protect Formation Minerals. Assets include Formation Minerals’ proprietary information (such as intellectual property, confidential business plans, unannounced product plans, sales and marketing strategies, and other trade secrets), as well as physical assets such as cash, equipment, supplies and product inventory.

●	Watch what you say. Being aware of where you are, who is around you, and what they might see or overhear is an important way we all protect Formation Minerals’ secrets.

●	Protect our assets. Keep track of the assets and information Formation Minerals has entrusted to you, and prevent loss, misuse, waste, or theft.

●	Set an example. Model behavior that protects our assets and information at all times.

Formation Minerals Confidential Information

One of our greatest assets is information about our products and services, including future product offerings. Never disclose confidential, operational, financial, trade-secret, or other business information without verifying with your manager whether such disclosure is appropriate. We are very selective when disclosing this type of information to vendors, suppliers, or other third parties, and only do so once a non-disclosure agreement is in place. Even within Formation Minerals, confidential information should only be shared on a need-to-know basis.

Non-Disclosure/Confidentiality Agreements

Never share confidential information about Formation Minerals’ products or services without your manager’s approval. When there is a business need to share confidential information with a supplier, vendor, or other third party, never volunteer more than what is necessary to address the business at hand. Any confidential information shared outside Formation Minerals should be covered by a non-disclosure/confidentiality agreement (“NDA”). Contact our legal counsel to obtain an NDA.

Customer and Third-Party Information

Customers, partners, suppliers, and other third parties may disclose confidential information to Formation Minerals during the course of business. We are all responsible for protecting and maintaining the confidentiality of any information entrusted to us by our partners. Compromising that trust may damage relations with our partners and can also result in legal liability.

Accuracy of Records and Reports

Accurate and honest records are critical to meeting our legal, financial, and management obligations. You should ensure that all records and reports, including timecards, customer information, technical and product information, correspondence, and public communications are comprehensive, fair, accurate, timely, and understandable. Do not misstate facts, omit critical information, or modify records or reports in any way to mislead others, and never assist others in doing so. Intentional manipulation of Formation Minerals records is a form of fraud.

Accuracy of Business Expenses

You are responsible for observing all policies and procedures regarding business expenses, including meal and travel expenses, and for submitting accurate expense reimbursement reports. Guidelines on daily meal expenses vary worldwide.

Records and Information Management

Formation Minerals owns all records and information in any form, such as electronic or paper, that is created or received in the course of doing Formation Minerals’ business. Records are a type of information that must be kept because the information meets certain criteria. Examples include corporate tax documents, financial statements, design documents, and personnel records.

Employees are responsible for managing and protecting information and records.

Privacy laws may dictate how long these records can be retained. At times, Formation Minerals will need to retain records and information beyond the normal retention period for legal reasons or audits. If you have records and information that are categorized as under a “legal hold” you should not alter, destroy, or delete them in any way. Our legal counsel will notify you of any legal holds you may be subjected to and what is required.

Side Deals or Side Letters

Formation Minerals formally documents all terms and conditions of the agreements into which it enters. Contractual terms and conditions define Formation Minerals’ rights, obligations, liabilities, and accounting treatments. We do not accept business commitments outside of the formal contracting process managed by our legal counsel. Side deals, side letters, or other informal documentation created by employees without our legal counsel’s oversight are impermissible. You should not make any oral or written commitments that create a new agreement or modify an existing agreement without securing approval through the formal contracting process.

The Formation Minerals Identity and Trademarks

The Formation Minerals name, names of products (such as EB-Device), and logos collectively create the Formation Minerals identity. Before publicly using any of these assets, review with management how to properly do so. You should also check with our legal counsel before using the product names, service names, taglines, or logos of any third parties.

Third-Party Intellectual Property

Formation Minerals respects third-party intellectual property. Never use the intellectual property of any third party without permission or legal right. If you are told or suspect that Formation Minerals may be infringing on third-party intellectual property, including patents, copyrights, trademarks, or trade secrets, contact management.

Copyright-Protected Content

Never use or copy software, videos, publications, or other copyright-protected content at work or for business purposes unless you or Formation Minerals are legally permitted to use or make copies of the protected content. You should never use Formation Minerals facilities or equipment to make or store unauthorized copies.

Formation Minerals Inventions, Patents and Copyrights

Formation Minerals has a robust patent program that protects innovations related to our current or future products and services. You should submit your invention disclosure to the Board of Directors. It’s best to submit your invention disclosure well before you share an invention outside of Formation Minerals, even if under an NDA, because doing so may compromise Formation Minerals’ patent rights.

You may pursue, for your own personal ownership, inventions that (a) are not developed using Formation Minerals equipment, supplies, facilities, or proprietary information; (b) did not result from and were not suggested by work performed by you, Formation Minerals, or Formation Minerals proprietary information; and (c) are not related to Formation Minerals’ current or anticipated business, products, research or development.

Be alert to possible infringement of Formation Minerals’ patents and notify Legal of any possible infringements. If you create original material for Formation Minerals that requires copyright protection, such as software, place Formation Minerals’ copyright notice on the work and submit your work to our legal counsel.

Public Speaking and Press Inquiries

All public or outside speaking engagements that relate to Formation Minerals’ business or products must be pre-approved by your manager and the Board of Directors. If your request is approved, you may not request or accept any form of personal compensation from the organization that requested your participation, but you may accept reimbursement for incurred expenses. All inquiries from the media, industry, or financial analyst community must be referred to our Investor Relations team or the Board of Directors.

Publishing Articles

If you want to contribute an article or other type of submission to a publication or blog on a topic that relates to Formation Minerals’ business or products or could be seen as a conflict of interest, you must first request approval from our Investor Relations team or the Board of Directors. If your contribution is technical or academic and relates to Formation Minerals, obtain review from our legal counsel. If your contribution is determined to be a conflict of interest you may not publish your submission.

Endorsements

You should never endorse a product or service of another business or individual in your role as a Formation Minerals employee, unless the endorsement has been approved by your manager and our legal counsel. This does not apply to statements made in the normal course of business about third-party products sold by Formation Minerals.

Avoiding Conflicts of Interest

A conflict of interest is any activity that may damage Formation Minerals’s reputation or financial interests, or gives the appearance of impropriety or divided loyalty. Avoid any situation that creates a real or perceived conflict of interest. If you are unsure about a potential conflict, talk to your manager, Board of Directors, or our legal counsel.

Members of Formation Minerals’ Board of Directors should follow the requirements and procedures described in the Guidelines Regarding Director Conflicts of Interest.

The following are common situations employees may encounter that could present a conflict of interest.

Significant Personal Relationships

Personal relationships in the workplace can present a real or perceived conflict of interest when one individual in the relationship makes or influences employment decisions regarding the other, including performance or compensation. Significant personal relationships include, but are not limited to, spouses, domestic partners, family members, dating or physical relationships, close friends, and business relationships outside of Formation Minerals. Formation Minerals business relationships include, but are not limited to, vendors, customers, suppliers, contractors, temporary agency workers, or similar relationships.

Do not conduct Formation Minerals business with family members or others with whom you have a significant personal relationship. Do not use your position at Formation Minerals to obtain favored treatment for yourself, family members, or others with whom you have a personal relationship. This applies to product purchases or sales, investment opportunities, hiring, promoting, selecting contractors or suppliers, and any other business matter.

If you believe that you have a potential conflict involving a family member or other individual, disclose it to your manager and the Board of Directors to review and work through any potential conflicts.

You should not allow any relationship to disrupt the workplace or interfere with your work or judgment. In rare cases where exceptions may be appropriate, written approval from our legal counsel is required.

Conflicts of Interest and Outside Activities

You may participate in outside activities, including secondary employment, businesses, inventions, and serving on boards, only if they do not present a conflict of interest and you adhere to the rules set out below. Formation Minerals generally considers an outside activity to be a conflict of interest if it:

●	Is for a company or organization that makes or sells competing products or services to Formation Minerals, or that Formation Minerals is reasonably anticipated to create. This includes but is not limited to: Formation Minerals hardware products (ED-Devices), financial services, original content, any distribution of our products.

●	Generates or exposes you to intellectual property that competes with or relates to Formation Minerals’ present or reasonably anticipated business, products, or services.

●	Would require you to disclose or use confidential Formation Minerals information.

●	Is the same work you do for Formation Minerals.

●	Arises from your role in Formation Minerals’ business relationship with the organization.

Work with your manager to evaluate a potential conflict of interest. If an outside activity presents a conflict of interest, you must partner with a People Business Partner, and obtain written approval from your manager or our legal counsel to assist with legal review.

Any employee, full or part-time, who is participating in an outside activity, must comply with the following rules.

Do not:

●	Use any time at work or any Formation Minerals assets for your outside activity. This includes Formation Minerals’ workspace, phones, computers, Internet access, photocopiers, and any other Formation Minerals assets or services.

●	Use your position at Formation Minerals to solicit resources or any other benefit for your outside activity, obtain favored treatment, or pressure others to assist you.

●	Participate in an activity that could have an adverse effect on your ability to perform your duties at Formation Minerals.

●	Use confidential Formation Minerals information.

Outside Employment and Inventions

Before participating in creating inventions or businesses that are in the same area as your work for Formation Minerals, or that compete with or relate to Formation Minerals’ present or reasonably anticipated business, products or services, you must have written permission from your manager or legal counsel. Before taking any paid employment outside of Formation Minerals, you should notify your manager.

Board Positions

You may not serve as a director, trustee, officer, or advisory board member without prior approval from Formation Minerals. Formation Minerals has pre-approved positions in certain organizations like residential boards (i.e., HOAs) and local sports and arts organizations, provided their activities do not conflict with Formation Minerals’ interests. if you have any questions or if you would like to seek approval from Formation Minerals for a position that is not in a preapproved category. A board position that presents a potential or actual conflict of interest is unlikely to be approved.

The rule above relates to serving on a board in your individual capacity. If you have been asked to serve on a board as a representative of Formation Minerals, you should work with your manager and our legal counsel to determine if Formation Minerals should participate, and whether you are the best person to represent Formation Minerals on that board. If the position is on a public sector advisory board, work with our legal counsel to assess whether your participation would impact Formation Minerals’ ability to interact with that government agency.

Personal Investments

You should avoid investing in companies that are Formation Minerals competitors or business partners when the investment presents a conflict of interest. When determining whether a personal investment creates a conflict of interest, consider if you are in a position to influence transactions between Formation Minerals and a business in which you have invested. If a real or apparent conflict arises, disclose the conflict to your manager. Your manager will help determine whether a conflict exists and, if appropriate, the best approach to eliminate the conflict.

Insider Trading

Never buy or sell Formation Minerals stock, if you are aware of information that has not been publicly announced and that could have a material effect on the value of the securities. It is illegal and against Formation Minerals policy to give anyone, including friends and family, tips on when to buy or sell securities when aware of material nonpublic information concerning that security. This applies to decisions to buy or sell Formation Minerals stock or the stock of a Formation Minerals supplier, manufacturer, vendor, or customer, such as cellular network carriers or other channel partners.

Information is material if it would likely be considered important by an investor who is deciding whether to buy or sell a security, or if the information is likely to have a significant effect on the market price of the security. Both positive and negative information may be considered material. Examples of potential material information include financial results, information about new products or significant features, timing of significant product announcements or new product introductions, news of a pending or proposed acquisition or other corporate transaction, significant changes in sources or availability of supplies, changes in dividend policy, significant product defects or modifications, and significant cybersecurity, or other data protection or privacy incidents. Short sales, transactions that hedge or offset, or are designed to hedge or offset any decrease in the value of Formation Minerals securities and transactions in derivatives of Formation Minerals stock, are prohibited at all times, including transactions involving prepaid variable forward contracts, equity swaps, collars, options, warrants, puts, calls, or similar instruments related to shares of Formation Minerals stock.

Charitable Donations

You are encouraged to support charitable causes of your choosing as long as you do not use or furnish Formation Minerals assets (including your work time or use of Formation Minerals premises, equipment, or funds). Any charitable donations involving Formation Minerals assets are managed by the Board of Directors and must be approved by the Board of Directors.

Political Contributions

Formation Minerals does not make political contributions to individual candidates or political parties. All corporate political contributions, whether monetary or in-kind (including lending or donating equipment or technical services), must be approved in advance by our legal counsel. You may not use Formation Minerals resources, including employee work time, Formation Minerals premises, equipment, or funds, to personally support candidates and campaigns. It is also illegal for Formation Minerals to reimburse an employee for a political contribution.

Personal Political Activities

You are free to personally participate in political activities, including running for and serving in public positions, and supporting candidates and causes, as long as you comply with the points below:

●	Do not represent or give the impression that you are representing Formation Minerals during any political activities or in campaign materials.

●	Do not make public comments that could be misconstrued as being made on behalf of Formation Minerals, or give the impression that Formation Minerals is endorsing any particular legislation, position, or issue.

●	Do not use Formation Minerals work time, equipment, or resources for political or campaign activities.

●	If holding a public office, you may need to recuse yourself from any matters involving Formation Minerals.

Gifts

Giving or accepting business gifts can create a real or perceived conflict of interest and can lead to a perception of favoritism and an expectation of reciprocity that could compromise an employee’s objectivity, even inadvertently. Formation Minerals employees are under either a zero gift rule or a $150 gift rule, depending on their organization.

Employees under a zero gift rule may not give or accept gifts to or from current or potential vendors, suppliers, customers, or other business associates, regardless of the value, unless one of the key exceptions below applies. Employees under the $150 gift rule may only give or accept gifts if the value is under $150, unless one of the key exceptions below applies. Gifts must not reflect poorly on Formation Minerals if publicly disclosed, and must be legal in the location and under the circumstances where given. Gifts given with the purpose of influencing a decision are always prohibited.

A gift is considered anything of value, including a meal, travel, entertainment (including tickets), Formation Minerals logo items, equipment or loans, and employee discounts. Gifts that are cash or cash equivalents, such as gift cards, are never allowed.

In addition, paying for a gift without getting reimbursement from Formation Minerals does not remove the requirement to comply with the gift policy. Gifts between employees are not considered business gifts.

Key Exceptions

Gifts that fall under one of the following exceptions are permissible for most employees, regardless of gift rule (additional approval requirements may be noted):

●	Business meals. With the exception of Formation Minerals Store employees, employees may provide and accept reasonable and appropriate business-related meals, provided they are limited in frequency and expense. Any meals paid for by Formation Minerals must comply with Formation Minerals’ Travel and Expense Reimbursement Finance Policy. Employees in Operations must obtain approval from their manager to accept business meals. Approval should occur beforehand when possible.

●	Commemorative items. Formation Minerals employees may accept commemorative items of nominal value, such as inexpensive and infrequent vendor promotional items like pens, calendars, and t-shirts.

●	Business-related event attendance. Free tickets for sporting events and other forms of entertainment where participation is directly related to an employee’s job function and part of legitimate Formation Minerals business are not considered a gift under Formation Minerals’ policy. If you are unsure if attendance at an event is directly related to your role, check with your manager. For high-value or high-profile events, you should review your attendance with your manager legal counsel. Employees should never use relationships built through Formation Minerals business for their personal advantage, such as obtaining tickets that are difficult to access, since that is preferential treatment and could be considered a conflict of interest.

●	Conferences. Free tickets to conferences that are offered by a vendor, supplier or other third party are permissible if the tickets are free to all attendees, offered as part of a contract with Formation Minerals, or offered to all customers of a particular vendor. Tickets outside of those parameters do not fall under an exception, and require approval if the value is over your gift limit. Conference tickets purchased by Formation Minerals are not a gift.

●	Vendor-supplied local ground transportation. Employees may accept reasonable local ground transportation provided by vendors to and from work locations. Any other exceptions must be approved by your manager. For vice president–level employees, exceptions must be approved by our legal counsel.

Refusing and Returning Gifts

Gifts outside the limits of your gift rule should be declined or returned whenever possible. If it is impossible or inappropriate to refuse or return a gift, you should notify your manager immediately after accepting the gift, then send it to our legal counsel for further guidance. Perishable, non-alcohol gifts may be placed in a common area for employees to share.

Gifts to Public Officials

Formation Minerals permits providing gifts to public officials only when permissible under applicable laws and policies. A public official is any person who is paid with government funds or performs a public function. This includes individuals who are elected or appointed to public office, as well as individuals who work for local, state/provincial or national government, public international organizations, public (government-owned or operated) schools, and state-owned or state-run enterprises.

Employees at such organizations are considered public officials regardless of title or position.

U.S. Public Officials

For U.S. public officials, anything other than refreshments of nominal value ($10 or less) must be pre-approved by our legal counsel.

Non-U.S. Public Officials

In many countries, it is considered customary to provide token ceremonial gifts to government officials on certain occasions. All gifts exceeding USD $10 in value require pre-approval from your manager and our legal counsel. Meals that comply with posted guidance or a country are permissible and do not need pre-approval. Meals that are frequent and/or lavish could appear to influence a business decision and are inappropriate.

Governments as Customers

Governments are unique customers for Formation Minerals. They often have unique bidding, pricing, disclosure, and certification requirements. When dealing with government customers, make sure to partner with our legal counsel when bidding for business, and with questions relating to compliance requirements.

Hiring Government Employees

Laws often limit the duties and types of services that former government, military, or other public sector employees may perform as employees or consultants of Formation Minerals, especially in regard to matters they were involved in while with the government. Employment negotiations with government employees may be subject to legal restrictions and disclosure requirements, particularly if the government employee is involved in a matter involving Formation Minerals’ interests. Contact our legal counsel before entering such negations. You may never hire any individual in exchange for securing or retaining business, or securing an improper advantage. We also prohibit hiring preference being given to anyone in return for special treatment of any kind.

Bribery and Corruption

At Formation Minerals, we do not tolerate corruption in connection with any of our business dealings. Corruption can take many forms, but most often it occurs through bribery. A bribe is offering or giving anything of value, including cash, cash equivalents such as gift cards, gifts, meals, travel and entertainment, to any person for the purpose of obtaining or retaining business, or securing an improper advantage. You cannot offer or receive bribes from any individual, regardless of whether that individual is a public official or a private party. Kickbacks are a type of bribery, and occur when a person is offered money or something of value in exchange for providing something, such as information, a discount or a favor, to a third party. Kickbacks are not permissible and are strictly prohibited by Formation Minerals.

Facilitating payments are a type of bribe generally used to facilitate or expedite the performance of routine, nondiscretionary government action. These payments are not permissible and are strictly prohibited by Formation Minerals. Exceptions may be made in circumstances that involve an imminent threat to health or safety, and such situations must be immediately reported to our legal counsel.

Formation Minerals can be found responsible for bribes, kickbacks, and/or facilitating payments made by third parties in connection with Formation Minerals’ business. Before engaging a third party that will be interacting with the government or public officials on Formation Minerals’ behalf, contact our legal counsel to evaluate whether we need to conduct additional due diligence.

Money Laundering

Money laundering occurs when individuals or organizations try to conceal illicit funds or make those funds look legitimate. Money laundering is illegal and strictly prohibited by Formation Minerals. In certain countries, we are required to report suspicious activity. If you deal directly with customers or vendors, the following examples may signal potential money laundering:

●	Attempts to make large payments in cash

●	Payments by someone who is not a party to the contract

●	Requests to pay more than provided for in the contract

●	Payments made in currencies other than those specified in the contract

●	Payments from an unusual, nonbusiness account

●	Transactions forming an unusual pattern such as bulk purchases of products or gift cards or repetitive cash payments

Competition and Trade Practices

Competition and innovation are at the core of Formation Minerals’ DNA. We vigorously compete to develop and create the very best products for our customers. Formation Minerals will never seek to eliminate or reduce competition through illegal agreements with competitors. Agreements with competitors are subject to rigorous scrutiny in all countries. Agreements with our resellers, distributors, and suppliers can also give rise to scrutiny, particularly if Formation Minerals has a leading position in the market.

You should never:

●	Agree with or exchange information with competitors regarding price, policies, contract terms, costs, inventories, marketing plans, capacity plans, or other competitively significant data.

●	Agree with competitors to divide or assign sales territories, products, or dedicate customers.

●	Agree with resellers on the resale pricing of Formation Minerals products without legal approval. Resellers are free to determine their own resale pricing.

●	Violate fair bidding practices, including bidding quiet periods, or provide information to benefit one vendor over other vendors.

●	Remember: Always consult with legal counsel whenever you have a question.

Obtaining and Using Business Intelligence

Gathering information about customers, competitors, and markets in which we operate is a common business practice, but you must always do so with integrity. You may generally obtain information from public sources, surveys, and competitive research. Personal information shall not be obtained from third parties without confirming with Privacy. We do not seek business intelligence by illegal or unethical means. It is never appropriate to engage in theft, espionage, or breach of a non-disclosure agreement. If you obtain confidential nonpublic information, accidentally or provided by unknown sources, that relates to a competitor, it may be unethical to use the information. If this happens to you, immediately contact your manager and our legal counsel.

Private Employee Information

You should never share a coworker or prospective employee’s personal information. This includes information regarding their employment history, personal contact information, compensation, health information, or performance and disciplinary matters. Any legal or business need-to-know exceptions should be approved by your manager and our legal counsel.

As a Formation Minerals employee, you should understand that subject to local laws and regulations and in accordance with Formation Minerals’ review process, we may do one of the following when you access Formation Minerals’ network or systems, or use any device, regardless of ownership, to conduct Formation Minerals business:

●	Access, search, monitor, and archive all data and messages sent, accessed, viewed, or stored (including those from iCloud, Messages, or other personal accounts).

●	Conduct physical, video, or electronic surveillance, search your workspace (e.g. file cabinets, desk drawers, and offices, even if locked), review phone records, or search any non-Formation Minerals property (e.g. backpacks, handbags) while on company premises.

●	Disclose to law enforcement, without prior notice, any information discovered during a search that may indicate unlawful behavior While limited personal use of Formation Minerals equipment and systems is allowed, Formation Minerals may monitor equipment and systems. You should not have any expectation about the privacy of content or personal information on Formation Minerals systems or networks, including VPN.

Human Trafficking

Formation Minerals is committed to treating everyone in our business and supply chain with dignity and respect, to upholding human rights across our global network of suppliers, and to protecting the planet we all share. Human trafficking and the use of involuntary labor are strictly prohibited in Formation Minerals’ supply chain and our own business operations. If you become aware of human trafficking or behavior supporting human trafficking, you must report this activity to our legal counsel as soon as possible. Some Formation Minerals employees who interact with the U.S. government must abide by additional requirements set for government contractors.

Updated as of May 9, 2024.